SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                            Current Report Pursuant
                         to section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of Earliest Event Reported)  February 8, 1995
                                                 ---------------------

                                 Allerion Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                  --------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


         1-8197                                          22-2243658
 ----------------------                      ----------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


   717 Ridgedale Avenue, East Hanover, New Jersey                 07936
   ----------------------------------------------               --------
      (Address of principal executive offices)                 (Zip Code)


                                 (201) 887-1000
               --------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



          ------------------------------------------------------------
         (Former Name of Former Address, if Changed Since Last Report.)

ITEM 2.

Pursuant to an order of the United States Bankruptcy Court, Newark, New
Jersey under consolidated case number 94-28396, Allerion Inc. (the "Company") sold all of the operating assets of its wholly-owned subsidiary Ultimate Data Systems Inc. to R&D Hardware Systems, Inc. of Boulder, Colorado. The purchase price for the assets was $1,800,000. The sale followed an auction process approved by the Bankruptcy Court. In addition to the purchase price, a deposit of $100,000 was forfeited by a different bidder, Gores Systems, Inc., as a result of that bidder's inability to close the transaction pursuant to the Court's order. Gores Systems has stated that it will seek relief from the Court to have its deposit refunded. From the proceeds of the sale, $950,000 was paid over to Foothill Capital Corporation ("Foothill") with whom the Company had a debtor-in-possession financing agreement, which agreement expired on February 7, 1995. This payment satisfied in full the Companys' obligation to Foothill. Of the balance, $196,000 was retained by the Company to pay expenses of Ultimate Data Systems incurred post-bankruptcy petition filing. Approximately $307,000 was utilized to pay amounts required to cure the defaults on the executory contracts and leases assumed by the purchaser. The balance is to be paid to The Chase Manhattan Bank, N.A. the secured creditor ("Chase"). Chase and the Unsecured Creditors Committee of Ultimate Data Systems may be entering into a stipulation with regards to monies to be held in escrow to pay the attorneys retained by that committee upon the approval of an order to be presented to the Bankruptcy Court.

                                   SIGNATURE
                                   ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                        Allerion Inc.
                                        (Registrant)


Date: February 8, 1995                  By: /s/ ALEXANDER W. GILES, JR.
                                           ------------------------------
                                           Alexander W. Giles, Jr.
                                           Executive Vice President & CFO